EXHIBIT 10.61
HONEYWELL INTERNATIONAL INC.
NONCOMPETE AGREEMENT FOR SELECT MANAGEMENT EMPLOYEES
In consideration of my role as a select management employee of Honeywell, my employment, continued employment, compensation, eligibility for any future discretionary raises or merit increases, eligibility for any future bonuses, awards or payments under any Honeywell incentive compensation or equity programs or plans, and the equipment, materials, facilities and Confidential Information supplied to me, I agree to the following:
1.Noncompetition. I acknowledge that in the course of my employment with or provision of services to Honeywell, I have and will become familiar with Confidential Information concerning Honeywell, its businesses and employees, including, but not limited to, Honeywell's business methods, business systems, strategic plans, plans for acquisition or disposition of products, expansion plans, financial status and plans, financial data, customer lists and data, and personnel information. I understand and agree that as part of my continued employment with Honeywell, I will continue to have access to and receive Confidential Information concerning Honeywell. I further acknowledge that Honeywell operates in a very competitive business environment and my services are, and will continue to be, of special, unique and extraordinary value to Honeywell. I further acknowledge that I have been given, and will continue to be given, access to and the ability to develop relationships with, customers of Honeywell at the and expense of Honeywell, and have and will continue to receive training, experience and expertise from Honeywell that make my services of special, unique and extraordinary value to Honeywell. I further acknowledge and agree that I will not, directly or indirectly, at any during or after my employment with Honeywell, except in the course of performing my duties for Honeywell, disclose, disseminate, make available or use Honeywell's Confidential Information.
I agree that, during my employment and for a period of one (1) year following my Termination of Employment with Honeywell for any reason, I will not become employed by, perform services for, or otherwise become associated with (as an employee, officer, director, principal, agent, manager, partner, co-partner or consultant or any other individual or representative role) a Competing Business (as defined below). This restriction shall apply to any Competing Business that conducts business in the same or substantially similar geographic area as a Protected Honeywell Business (as defined below). I acknowledge that (i) Honeywell's business is conducted around the world; (ii) notwithstanding Honeywell's state of incorporation or the location of its principal office, Honeywell maintains business activities and valuable business relationships within its industries around the world; and (iii) as part of my responsibilities, I may be conducting business around the world in furtherance of Honeywell's business and its relationships.
A "Competing Business" shall mean any business, person, entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization, that (i) conducts or is planning to conduct a business similar to and/or in competition with any business conducted or planned by Honeywell, or (ii) designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by a Honeywell business (the Honeywell businesses described in (i) and (ii) are hereinafter collectively referred to as "Protected Honeywell Business(es)"). Notwithstanding the foregoing, an entity is not a Competing

Business with respect to me unless I was employed by, performed services for, or had operational knowledge of a Protected Honeywell Business in a covered job (i.e., a job subject to a noncompetition agreement) during the Look Back Period. For purposes of the foregoing, I acknowledge that I will be deemed to have knowledge of a Protected Honeywell Business if I received, was in possession of, or otherwise had access to Confidential Information regarding such Protected Honeywell Business.
For purposes of illustration only, I acknowledge and understand that each of the corporations or entities (and any related entities, subsidiaries, affiliates or successors) set forth on the Addendum attached hereto is a Competing Business as of the date hereof. I further acknowledge and agree that the Addendum attached hereto is not an exhaustive list and is not intended to include all of Honeywell's current or future competitors, which I acknowledge may include other persons or entities in the future. I further acknowledge and understand that if I have any questions about whether any prior Honeywell position that I have held over the last two (2) years may be used to identify Competing Businesses, I should contact my Human Resource representative.
Honeywell recognizes that some businesses, persons, entities, or group of businesses that constitute Competing Businesses may also have lines of business that do not compete with Honeywell, and the restrictions contained herein are not intended to include such lines of business. I understand and agree that if I intend to become employed by, perform services for, or otherwise become associated with (as an employee, officer, director, principal, agent, manager, partner, co-partner or consultant or any other individual or representative role) a Competing Business, it is presumed that the restrictions contained herein apply. I further understand and agree that if I do not believe the restrictions contained herein should apply, I must notify Honeywell, in writing, prior to accepting employment or otherwise becoming associated with the ostensible Competing Business, and demonstrate to Honeywell that I will only be employed by, perform services for, or otherwise become associated with (as an employee, officer, director, principal, agent, manager, partner, co-partner or consultant or any other individual or representative role) a Competing Business' line of business that does not compete with Honeywell.
2.Reasonableness of Restrictions and Validity. I agree that the terms of this Agreement are reasonable and do not impose a greater restraint than necessary to protect Honeywell's legitimate protectable business interests, including the protection of its Confidential Information. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally-permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be overbroad, invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect. I also agree that the parties shall request that a court of competent jurisdiction not invalidate or ignore the terms of this Agreement, but instead honor this provision by reforming or modifying any overbroad or otherwise invalid terms to the extent necessary to render the terms valid and enforceable and then enforcing the Agreement as so reformed or modified.

3.Remedies. I acknowledge that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and therefore agree that Honeywell shall be entitled to injunctive relief in case of any such breach or threatened breach. I acknowledge and agree that Honeywell may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of chis Agreement, and that money damages would not be an adequate remedy for any breach of the provisions of this Agreement. I acknowledge and agree that a violation of this Agreement would cause irreparable harm to Honeywell, and I covenant that I will not assert in any proceeding that a violation or further violation of this Agreement: (i) will not result in irreparable harm to Honeywell; or (ii) could be remedied adequately at law. Honeywell's right to injunctive relief shall be cumulative and in addition to any other remedies available at law or equity. In the event that a court determines that I have breached this Agreement or enters an order enforcing or upholding any provision of this Agreement, I agree that the post-employment restrictive covenant period shall be tolled during the time period that I was in violation of the covenant so that Honeywell gets the full benefit of the entire restrictive covenant period set forth in Paragraph 1. In the event that a court determines that I have breached or threatened to breach this Agreement, I agree to reimburse Honeywell for all attorneys' fees and costs incurred in enforcing the terms of this Agreement. However, nothing contained herein shall be construed as prohibiting Honeywell from pursuing any other remedies available for any such breach or threatened breach against me or my new employer, which may also include, but not be limited to, contract damages, lost profits and punitive damages.
4.Harm and Injunctive Relief and Permitted Disclosures. I agree and acknowledge that the restrictions contained in this Agreement do not preclude me from earning a livelihood, nor do they unreasonably impose limitations on my ability to earn a living. I further agree and acknowledge that the potential harm to Honeywell of the non-enforcement of this Agreement outweighs any potential harm to me from its enforcement by injunction or otherwise. I acknowledge that I have carefully read this Agreement and have given careful consideration to the restraints imposed upon me by this Agreement, and am in full accord as to their necessity for the reasonable and proper protection of Honeywell's legitimate protectable business interests, including the protection of its Confidential Information. I agree and acknowledge that I have been provided adequate and reasonable consideration in exchange for the obligations under this Agreement, including employment or continued employment by Honeywell, goodwill, access or continued access to Honeywell's Confidential Information, access or continued access to customers, and additional good and valuable consideration. I expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, duration and geographical scope.
I acknowledge that I have been hereby provided notice that federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where: (a) the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. I understand that in the event it is determined that disclosure of trade secrets was not done in good faith for the reasons described above, I will be subject to substantial damages, including punitive damages and attorneys' fees.
The provisions of this Agreement are consistent with and do not supersede, conflict with, or otherwise alter any employee's obligations, rights, or liabilities created by existing statute or Executive Order relating to (i) classified information, (ii) communications to Congress, (iii) the reporting to an Inspector General of a violation of any law, rule, or regulation, or mismanagement, a gross waste of funds, an abuse of authority, or a substantial and specific danger to public health or safety, or (iv) any other whistleblower protection. The definitions, requirements, obligations, rights, sanctions, and liabilities created by controlling Executive Orders and statutory provisions relating to these protections are incorporated into this Agreement and are controlling.
5.Binding Agreement, Amendment, Successors. I acknowledge that the provisions of this Agreement are in addition to, and in no way intended to limit, restrict or narrow any prior or existing employment or other agreement with Honeywell. This Agreement does not replace or supersede any prior or existing employment or other agreement with Honeywell, but rather, shall be read in conjunction with such prior or existing agreements and shall be interpreted in a manner to provide Honeywell the maximum protection provided by all agreements I have with Honeywell. The terms of the restrictions in Paragraph 1 and the other terms in this Agreement are to be read consistent with the terms of any other noncompete or other agreements that I have executed with Honeywell; provided, however, to the extent there is a conflict between/among such agreements, such agreements shall be construed as providing the broadest possible protections to Honeywell, even if such construction would require provisions of more than one such agreement to be given effect. No waiver of this Agreement will be effective unless it is in writing and signed by Honeywell's chief human resources officer or his/her designee. This Agreement may not be superseded or amended by any other agreement between myself and Honeywell unless such agreement specifically and expressly states that it is intended to supersede this Agreement and is executed by Honeywell's chief human resources officer or his/her designee. This Agreement binds my heirs, executors, administrators, legal representatives and assigns and inures to the benefit of Honeywell and its successors and assigns.
6.Acknowledgement of Receipt. I acknowledge that I received a copy of this Agreement prior to accepting my transfer, promotion, or hire into my new role and that execution of this Agreement was an express condition of such transfer, promotion, or hire.

7.Effectiveness of Agreement. This Agreement becomes effective when sign it. The obligations under it continue throughout the entire period of time I am employed by Honeywell, without regard to the business within Honeywell with which I am associated and these obligations will continue after, and survive, the end of my employment with Honeywell.

8.Notice to Future Employers. For the period of one (1) year immediately following the end of my employment with Honeywell, I will inform each new prospective employer, prior to accepting employment, of the existence of this Agreement and provide that prospective employer with a copy of

it. Honeywell has the right to inform any future employer of the existence of this Agreement and to provide any future employers with a copy of it.

9.Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to its principles of conflicts of law. I hereby consent to the exclusive jurisdiction and venue in the federal and state courts of the State of North Carolina, Mecklenburg County, for the resolution of all disputes arising under, or relating to, this Agreement.

10.     Additional Definitions.
"Confidential Information" means information that is not generally known in the industry in which Honeywell is engaged, which may be disclosed to me or which I may learn, observe, discover or otherwise acquire during, or as a result of, my employment by Honeywell and which includes, without limitation, any information, whether patentable, patented or not, relating to any existing or contemplated products, inventions, services, technology, ideas, concepts, designs, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, methods, techniques, and including information relating to any research, development, manufacture, purchasing, engineering, know-how, business plans, sales or market methods, methods of doing business, business systems, strategic plans, plans for acquisition or disposition of products, expansion plans, financial status and plans, financial data, personnel information, customer lists or data, customer usages or requirements, or supplier information, which is owned or licensed by Honeywell or held by Honeywell in confidence.
"Honeywell" collectively identifies Honeywell International Inc. (a Delaware corporation having its headquarters in Charlotte, Mecklenburg County, North Carolina), its predecessors, designees and successors and its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.
"Look Back Period" means the two (2) year period ending on the date of my Termination of Employment.
"Termination of Employment" means any separation from employment with Honeywell regardless of the reason, including any and all voluntary and involuntary reasons for termination. The termination date for purposes of this Agreement shall be the last day I actively perform services for Honeywell.
11. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this Agreement.
I have carefully read this Agreement. I understand and accept its terms. I understand and agree that I will continue to be bound by the provisions of this Agreement after my employment with Honeywell has ended.

EXECUTIVE NAME         DATE

ADDENDUM TO HONEYWELL INTERNATIONAL INC.
NONCOMPETE AGREEMENT FOR SELECT MANAGEMENT EMPLOYEES
[EXECUTIVE NAME] EMPLOYED AS [EXECUTIVE TITLE]

Pursuant to Paragraph 1 of your Honeywell International Noncompete Agreement for Select Management Employees ("Noncompete Agreement"), this Addendum contains a list, for illustration purposes only, of specific competitors that are considered a "Competing Business," as that term is used in your Noncompete Agreement, and are therefore covered by the restrictions contained in Paragraph 1 of your Noncompete Agreement. This list is not an exhaustive list and is not intended to include all of Honeywell's, or your specific business’ or unit’s, current or future competitors, which you acknowledge in Paragraph 1 of your Noncompete Agreement may include other persons or entities now or in the future.
Based on your current role and responsibilities with Honeywell International Inc. as its [EXECUTIVE TITLE], the following companies are considered key competitors and therefore fall within the definition of a Competing Business, as that term is used in your Noncompete Agreement:
[COMPETITOR NAMES]
As previously noted, this is not an exhaustive list and there may be other current and future persons or entities that would meet the definition of a Competing Business, as set forth in your Noncompete Agreement. In addition, pursuant to Paragraph 1 of your Noncompete Agreement, please note that the term Competing Business, as defined in your Noncompete Agreement, will include competitors of any Honeywell business in which you have worked in a job subject to a noncompete agreement during the Look Back Period (as defined in your Noncompete Agreement). Accordingly, if you worked in multiple Honeywell businesses in covered positions during your tenure, it is very likely that the list of Competing Businesses subject to restriction under the terms of your Noncompete Agreement will be broader than the above illustrative list. If you have questions about whether any prior Honeywell position which you have held during the Look Back Period subjects you to similar restrictions, and will be used to identify Competing Business(es), you should contact your Human Resource representative.